UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

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AMCOR PLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 3, 2026

Dear Shareholder:

We would like to commend ISS for updating its recommendation and analysis to shareholders to vote FOR Proposal 3: Advisory Vote to Ratify Named Executive Officers’ Compensation, following consideration of our supplementary filing submitted to the SEC, as attached here.

We appreciate the transparency with which ISS has revised its assessment in a report update to its clients and our shareholders, as follows:

“On Oct. 28, 2026, the company filed a DEFA14A detailing, among other information, new disclosure of the specific metrics, weightings, and targets utilized in the annual bonus program, and further confirmation that this information will be included in annual proxy statements going forward. The filing also notes that the quantified target in a transaction-related LTI grant was not disclosed in the proxy due to the potential of competitive harm, as the target reflects confidential forward-looking financial information. However, the supplemental filing discloses that the target goal "requires sustained organic growth" over the measurement period and that the target and actual performance will be disclosed in a future proxy statement upon completion of the performance period.”

We also appreciate ISS’ updated rationale for its vote recommendation, which acknowledges our subsequent disclosure of the STI metrics, the rationale for not disclosing the goals applicable to the one-time award at this stage, and our commitment to retrospectively disclose those goals once the relevant performance period has ended, as follows:

“A vote FOR the proposal is warranted, with caution. Concerns are noted regarding target setting in the LTI program, with relative TSR goals targeting merely median performance without a vesting cap if absolute TSR is negative over the performance period, while a one-time award's goals are undisclosed. However, a supplemental filing discloses that the one-time award's goals are growth-based but not disclosed in the proxy because it would cause competitive harm, and further that the company commits to providing these goals retroactively once the performance period has completed. Additionally, the annual bonus is based entirely on pre-set objective metrics, with a supplemental filing clearly disclosing targets, weightings, and actual performance. Lastly, below-target outcomes in the short- and long-term programs were in line with recent company performance. Continued monitoring is warranted to ensure that elevated pay levels normalize, and that proxy disclosures remain robust going forward.”

In addition, ISS has revised its qualitative analysis to reflect this change.

We again commend ISS for correcting and updating their report to recommend shareholders vote FOR Proposal 3: Advisory Vote to Ratify Named Executive Officers’ Compensation.